                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:             Morgan Stanley Opportunistic Municipal High Income Fund

  Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  1221 Avenue of the Americas
                  New York, New York 10020

Telephone Number (including area code):     (800) 869-6397

Name and address of agent for service of process:

                  Amy R. Doberman, Esq.
                  1221 Avenue of the Americas
                  New York, New York 10020

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      /x/              NO       / /

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the
     Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 21st day
     of February, 2006.

                                            MORGAN STANLEY OPPORTUNISTIC
                                            MUNICIPAL HIGH INCOME FUND

                                            By:   /s/ Amy R. Doberman
                                                  -----------------------
                                                  Name: Amy R. Doberman
                                                  Title: Vice President
Attest:

/s/ Mary E. Mullin
-------------------------------------
Name: Mary E. Mullin
Title: Secretary

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